Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (the “Original Employment Agreement”) dated December 3, 2018, by and between Integral Ad Science, Inc. (the “Company”) and Lisa Utzschneider (“Employee”) is made and entered as of May 7, 2025 (the “Amendment Effective Date”), by and between the Company and Employee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Employment Agreement.

WHEREAS the undersigned wish to amend the Original Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to the Original Employment Agreement. Section 10 of the Original Employment Agreement is hereby deleted in its entirety and replaced with the following:

“10. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment (the “Severance Pay”) equal to 18 months of your then applicable Base Salary, payable in equal installments over the 18 month period following your termination, and, at the sole discretion of the Board, a pro-rated portion of any Bonus that may have been awarded to you during the fiscal year in which such termination occurs, less deductions and withholdings required by law or authorized by you and subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of 18 months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company’s obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company under this Section 10 shall immediately cease, subject to the following:

(a) For purposes of this section, “Cause” and “Good Reason” have the meanings set forth in Exhibit C attached hereto.

(b) The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than as set forth below) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (iii) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination, and commencing on the first payroll date occurring after the effective date of the Release Agreement (if permitted by Code Section 409A), or otherwise commencing on the first payroll date occurring after the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The Release Agreement will not require you to release (A) the payments and benefits contemplated by this letter, (B) any rights to indemnification pursuant to any statute or governing documents of the Company, and (C) any claims which by law cannot be waived in a private agreement between an employer and employee.”

2. Miscellaneous. Except as amended by this Amendment, the Original Agreement shall remain unchanged and in full force and effect, and this Amendment shall be governed by and subject to the terms of the Original Agreement, as amended hereby. From and after the Amendment Effective Date, each reference in the Original Agreement to “this Agreement,” “this letter,” “hereof,” “hereunder” or words of like import, shall be deemed to mean the Original Agreement, as amended by this Amendment. Each person signing this Amendment hereby represents and warrants that he or she has full authority to execute this Amendment for the party on whose behalf he or she is signing. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A signature received electronically via facsimile or email shall be as legally binding for all purposes as an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as of the date first written above.

INTEGRAL AD SCIENCE, INC.

/s/ Lisa Nadler
Name: Lisa Nadler
Title: Chief Human Resources Officer

EMPLOYEE

/s/ Lisa Utzschneider
Lisa Utzschneider

[Signature Page to Amendment No. 1 to Employment Agreement]